Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-226427

March 14, 2019

Marsh & McLennan Companies, Inc.

€550,000,000 1.349% Senior Notes due 2026

€550,000,000 1.979% Senior Notes due 2030

Terms Applicable to the Notes

Issuer:	Marsh & McLennan Companies, Inc.

Legal Format:	SEC-Registered

Trade Date:	March 14, 2019

Settlement Date*:	March 21, 2019 (T+5)

Expected Ratings / Outlook (Moody’s / S&P)**:	Baa1 (Negative) / A- (Negative)

Net Proceeds to Issuer (before offering expenses):	€1,095,061,000

Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange. However, there can be no assurance that any such application will be successful or that any such listing will be granted or maintained.

Use of Proceeds:	The net proceeds of this notes offering will be used to fund, in part, the pending acquisition (the “Acquisition”) of Jardine Lloyd Thompson Group plc (“JLT”), including the payment of related fees and expenses, and the repayment of certain JLT indebtedness, as well as for general corporate purposes.

Special Mandatory Redemption:	If (i) the Acquisition is not consummated on or prior to December 31, 2019, (ii) the Cooperation Agreement, dated as of September 18, 2018, by and among the Issuer, MMC Treasury Holdings (UK) Limited, a wholly-owned subsidiary of the Issuer, and JLT, is terminated or (iii) the Issuer notifies the Trustee that it will not pursue the consummation of the Acquisition (each, a “special mandatory redemption event), then the Issuer must redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. The “special mandatory redemption date” will be no later than the 3rd business day following the delivery to the trustee of a notice of special mandatory redemption, which shall be delivered promptly (and in any event not more than 5 business days) following such special mandatory redemption event.

Terms Applicable to the 1.349% Senior Notes due 2026

Title of Securities:	1.349% Senior Notes due 2026

Maturity Date:	September 21, 2026

Principal Amount:	€550,000,000

Price to Public:	100.002% of Principal Amount, plus accrued interest, if any, from March 21, 2019

Benchmark Bund:	DBR 0% due August 2026

Benchmark Bund Yield:	– 0.168%

Spread to Benchmark Bund:	+ 151.7 basis points

Yield to Maturity:	1.349%

Spread to Mid-Swaps:	+ 100 basis points

Mid-Swaps Yield:	0.349%

Coupon:	1.349%

Interest Payment Date:	Annually on September 21 of each year, commencing on September 21, 2019

Record Date:	September 6 of each year

Optional Redemption – Make-Whole Call:	Then current Comparable Government Bond Rate + 25 basis points prior to June 21, 2026

Optional Redemption – Par Call:	On or after June 21, 2026, three months prior to the Maturity Date

CUSIP / Common Code / ISIN:	571748 BL5 / 196383689 / XS1963836892

Denominations:	€100,000 and increments of €1,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Limited Deutsche Bank AG, London Branch HSBC Bank plc Merrill Lynch International Barclays Bank PLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

J.P. Morgan Securities plc

MUFG Securities EMEA plc

PNC Capital Markets LLC

RBC Europe Limited

Scotiabank Europe plc

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Terms Applicable to the 1.979% Senior Notes due 2030

Title of Securities:	1.979% Senior Notes due 2030

Maturity Date:	March 21, 2030

Principal Amount:	€550,000,000

Price to Public:	100.000% of Principal Amount, plus accrued interest, if any, from March 21, 2019

Benchmark Bund:	DBR 0.25% due February 2029

Benchmark Bund Yield:	0.088%

Spread to Benchmark Bund:	+ 189.1 basis points

Yield to Maturity:	1.979%

Spread to Mid-Swaps:	+ 130 basis points

Mid-Swaps Yield:	0.679%

Coupon:	1.979%

Interest Payment Date:	Annually on March 21 of each year, commencing on March 21, 2020

Record Date:	March 6 of each year

Optional Redemption – Make-Whole Call:	Then current Comparable Government Bond Rate + 30 basis points prior to December 21, 2029

Optional Redemption – Par Call:	On or after December 21, 2029, three months prior to the Maturity Date

CUSIP / Common Code / ISIN:	571748 BM3 / 196383719 / XS1963837197

Denominations:	€100,000 and increments of €1,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Limited Deutsche Bank AG, London Branch HSBC Bank plc Merrill Lynch International J.P. Morgan Securities plc

Co-Managers:

ANZ Securities, Inc.

Barclays Bank PLC

BNP Paribas

Drexel Hamilton, LLC

GC Securities, a division of MMC Securities LLC

MUFG Securities EMEA plc

PNC Capital Markets LLC

RBC Europe Limited

Scotiabank Europe plc

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Conflicts of Interest:	GC Securities is a division of MMC Securities LLC, which is an indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc. MMC Securities LLC is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and as a result of GC Securities’ participation as an underwriter in this offering it is deemed to have a “conflict of interest” within the meaning of Rule 5121 of FINRA (“Rule 5121”). Therefore, this offering will be conducted in accordance with Rule 5121, which requires that GC Securities not make sales to discretionary accounts without the prior written consent of the account holder. A qualified independent underwriter is not necessary for this offering pursuant to Rule 5121(a)(1)(C).

*Note: Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

Neither of Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), is established in the European Union nor registered in accordance with Regulation (EC) No. 1060/2009 on credit rating agencies, as amended (the “CRA Regulation”), and therefore is not included in the list of credit rating agencies published by the European Securities and Markets Authority (“ESMA”) on its website in accordance with the CRA Regulation; however, the ratings assigned by each of Moody’s and S&P are endorsed in the European Union by Moody’s Investors Service Ltd. and S&P Global Ratings Europe Limited, respectively.

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA.

The issuer has filed a registration statement, including a prospectus and a related preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers will arrange to send you the prospectus and prospectus supplement if you request it by contacting: (i) Goldman Sachs & Co. LLC toll free at 1-866-471-2526, (ii) Citigroup Global Markets Limited toll free at 1-800-831-9146, (iii) Deutsche Bank AG, London Branch toll free at 1-800-503-4611, (iv) HSBC Bank plc toll free at 1-866-811-8049 and (v) Merrill Lynch International toll free at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.